EX-99.14.a

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Dimensional Investment Group Inc. of our reports dated December 18, 2020, relating to the financial statements and financial highlights, which appear in the Annual Reports on Form N-CSR for the year ended October 31, 2020 for the Tax-Managed U.S. Marketwide Value Portfolio, a series of  DFA Investment Dimensions Group Inc., and the Tax-Managed U.S. Marketwide Value Portfolio II, a series of Dimensional Investment Group Inc. We also consent to the references to us under the headings "Independent Registered Public Accounting Firm" and "Financial Highlights" in such Registration Statement.

/s/PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
July 20, 2021